Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors DiamondRock
Hospitality Company:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus dated February 26, 2009.

/s/ KPMG LLP

McLean, Virginia

February 26, 2009